Exhibit 107 CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Texas Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(h)	1,124,880(1)	$57.30(2)	$64,455,624(2)	$0.0000927	$5,975
Total Offering Amounts					$64,455,624		$5,975
Total Fee Offsets							$0
Net Fee Due							$5,975

(1)Amount to be registered consists of 1,124,880 shares of Texas Capital Bancshares, Inc. (the “Company”) common stock, $0.01 par value per share (“Common Stock”) that may be offered or sold under the Texas Capital Bancshares, Inc. 2022 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on NASDAQ on April 19, 2022.